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                                  EXHIBIT 99

                                 PRESS RELEASE

FOR IMMEDIATE RELEASE                             For Additional Information:
                                                  Joe Baj (713) 650-3700

        Houston, Texas, April 25, 1996........Sterling Chemicals, Inc.
(NYSE:STX) announced today that it has entered into a definitive agreement for the sale of the Company to an investment group formed by the Sterling Group, Inc. and Unicorn Group. Under the terms of the agreement, shareholders may elect to receive $12.00 per share in cash, or retain part of all of their shares in the Company, subject to a 5,000,000 share maximum, and proration to the extent aggregate elections exceed 5,000,000 shares.
        The announcement followed the Company's January 29, 1996 announcement that it was exploring all strategic alternatives, including a possible sale of the Company. An auction process was conducted by a special committee composed of the Company's outside directors. Lazard Freres & Co. LLC acted as financial advisors and Piper & Marbury L.L.P. acted as legal advisors to the special committee throughout the process.
        The transaction is expected to be concluded by late August of this year, and is subject to customary closing conditions, including shareholder approval.
        Sterling chemicals produces styrene, acrylonitrile, acetic acid, plasticizers, lactic acid, tertiary butylamine and sodium cyanide at its Texas City, Texas petrochemical facility. Sterling also produces sodium chlorate for the pulp and paper industry at four locations in Canada. The pulp chemical business also includes licensing and design of large-scale chlorine dioxide generators for the pulp and paper industry. Sterling's headquarters are located in Houston, Texas.